JOINT VENTURE AGREEMENT

This Agreement is entered into on the 10th day of October, 1998 by and between:

Ultralife Batteries, Inc., a corporation incorporated under the laws of State of Delaware, United States of America, having its principal office of business at 1350 Route 88 S., Newark New York 14513 (hereinafter referred to as "UBI"); and

PGT Energy Corporation, currently, a preparatory office for a corporation to be incorporated under the laws of the Republic of China (hereinafter referred to as "ROC") with its principal office of business located at 7F-1, No. 67, Tze-You Road, Hsinchu, Taiwan, Republic of China (hereinafter referred to as "PGT"), together with a group of investors (as shown in Appendix I hereto). Mr. J.F. Hsu is the Chairman to be of the PGT; after PGT is legally incorporated, all rights and obligations provided in this Agreement shall be immediately assigned to and assumed by PGT.

WITNESSETH

WHEREAS, UBI and PGT (together hereinafter referred to as "Parties") desire to set up a Joint Venture Company in Taiwan, ROC, with the company name Ultralife Taiwan, Inc., (hereinafter referred to as "UTI".) UTI shall engage in the manufacture, distribution, sales, and R&D of lithium-ion solid polymer rechargeable batteries. ( hereinafter referred to as "Product".)

NOW, THEREFORE, in consideration of these premises and mutual agreements, the Parties agree as follows:

Section 1 Total Paid-In Capital and Capital Contribution

UTI shall have total paid-in Capital of US$40 million, of which US$21.25 million shall be subscribed to by PGT and its designated parties. US$18.75 million shall be subscribed to by UBI and its designated parties (together contributing 46.875% of UTI's initial paid-in capital and constituting it as UTI's largest shareholder.) Nonetheless, a feasibility study conducted jointly by the Parties is to be completed in 60 days after the execution of this Agreement to provide for the final decision of the total capitalization of UTI. The ratio of the share subscription shall be the same as the above provided. Of the US$18.75 million to be contributed by UBI, US$8.75 million will be in the form of cash contribution, and the other US$10 million will be in the form of transferred technology. In order to determine the New Taiwan Dollars paid-in capital, it is agreed upon by the Parties that the aforesaid US$40 million shall be converted into New Taiwan Dollars based on the closing rate quoted by the Taipei Foreign Exchange Market on the date two (2) business days prior to the date on which UBI files its foreign investment application with the Investment Commission. If the last digit of the New Taiwan Dollars paid-in capital is not zero, the last digit shall be rounded up so that one share can be subscribed by PGT.

     The Parties shall undertake to cause UTI to invest US$8.75 million to UBI for 0.7 million UBI's unregistered shares at a price of US$12.5 per share. UBI shall warrant to permit UTI to acquire additional shares for a maximum of 0.7 million shares at the base price of US$12.5 per share within five years commencing from the execution date of this Agreement. UBI shall remit US$8.75 million to UTI for the share subscription of UTI. The US$10 million, the remaining portion of the capital contribution by UBI, shall be in the form of UBI's current polymer rechargeable battery technology, patent, manufacturing know-how, reasonable technical assistance, marketing assistance, and reasonable personnel training including dispatching UBI's technicians to UTI. Furthermore, the capital contribution by parties shall be guided by the Parties in accordance with the Equity Structure annexed hereto and marked "Appendix II".

Section 2 Force and Effect of this Agreement

The force and effect of this Agreement is subject to the fulfillment of the following conditions:

2.1 PGT has obtained the formal registration of incorporation from the Ministry of Economics Affairs ("MOEA") within thirty (30) days after the execution ofthis Agreement.

2.2 UBI's Board of Directors shall approve this Agreement and the transactions contemplated hereunder within fourteen (14) days after the execution of this Agreement.

Section 3. Closing - Formation of UTI

Promptly after all conditions referred to in Section 2 have been fulfilled ("Effective Date"), the Parties shall proceed with and undertake the Closing at Taipei, Taiwan, ROC, or such other places as designated by both Parties on a date mutually acceptable, but shall not be later than ninety (90) days after the Effective Date.

On the date of Closing, the Parties shall undertake or cause to undertake the following:

3.1 Incorporation of UTI

     Each party shall pay in its respective share of capital contributions as set forth in Section 1 in accordance with Equity Structure ("Appendix II") and shall cause UTI to be incorporated under the laws of the ROC.

     The Parties share the same objective of turning UTI into a public company registered on Taiwan Stock Exchange or other reputable stock exchange agreed between the Parties as soon as possible and when appropriate. The Parties shall closely cooperate and consult with each other with respect to the procedures and specific details of the incorporation of UTI, and undertake all necessary steps to meet this objective.

     Any fees, expenses or costs in connection with the incorporation of UTI shall be for the account of UTI; provided that if this Agreement is terminated prior to the incorporation of UTI, the Parties shall share the abovesaid fees, expenses or costs on an equal (50/50) basis.

3.2 Articles of Incorporation of UTI

     On the date of Closing and at the time of incorporation of UTI, the Parties shall sign, execute, and cause UTI to adopt its Articles of Incorporation in Chinese having the effect of the English version as annexed hereto and marked "Appendix III". Both Parties shall cause the articles of incorporation of UTI to comply with this Agreement. In case of any discrepancy between the Articles of Incorporation and this Agreement, the provisions of this Agreement shall prevail.

3.3 Sales Agent Agreement

     The Parties agree to cause UTI's preparatory office to enter into the Sales Agent Agreement with UBI within sixty (60) days after the execution of this Agreement in order to exercise its best efforts respectively to promote products of UBI and UTI, and diligently refer marketing opportunities and sales leads to each other. UTI shall be the exclusive sales agent for the rechargeable batteries of UBI for Asia. UBI shall be the exclusive sales agent for the product of UTI for the entire world except Asia. The Sales Agent Agreement shall provide for allocation of sale areas for Products of UBI and UTI, the cross promotion and support of products of one Party by the other, the compensation or commission, sale support, and supervision for such sales efforts. The definition of Asia in this Section shall be as referred to in Section 20 of this Agreement.

3.4 Share subscription

      For the purpose of this Agreement, the shares as subscribed to by the nominees designated by either party shall be considered as a part of the shares subscribed to by the party who designated such nominees as if the shares were subscribed to by the said party. The party nominating such nominees shall cause such nominees to exercise votes vested in such shares in the same manner as the nominating party.

3.5 UTI's Right of First Refusal

      If UBI has any further joint venture project in Asia (other than ROC and the People's Republic of China), UTI shall have the right of first refusal to participate in each such project within thirty (30) days after UBI serves a notice upon UTI. With respect to the ROC, the Parties agree that UTI shall be the sole joint venture partner of UBI, and as to the People's Republic of China, UTI shall have the right of first refusal, but if UTI refuses to join, UBI may carry out the project alone under the condition that UBI is the controlling shareholder of such project. The right of first refusal shall have the effect that UTI may take the place of UBI.

Section 4 Termination of Agreement

If one of the following conditions cannot be fuLfilled with the prescribed period hereunder, either party shall be free to terminate this Agreement at its own wish.

4.1 Authorization and Approval to be Obtained

      Promptly after the execution of this Agreement,PGT shall assist UBI to file with

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

the appropriate competent authorities of the Government of the ROC for an application for authorization under the Law Governing Foreign Investment with respect to the investment it will make in UTI as referred to in this Agreement. PGT shall apply for the approval of competent authorities for the establishment of UTI in the Hsinchu or Tainan Science-Based Industrial Park. Both parties shall apply for the approval of the relevant authority for the value of UBI's technology capital contribution.

4.2 Technology Transfer Agreement to be Executed by Parties

     Within sixty (60) days after the execution of this Agreement, the Parties shall cause UTI's preparatory office to enter into a Technology Transfer Agreement (hereinafter referred to as "Technology Transfer Agreement") with UBI or either Party shall be entitled to terminate this Joint Venture Agreement. The Technology Transfer Agreement shall specify the technology granted by UBI to UTI as its capital contribution in UTI, the disclosure of the technology granted to UTI by UBI including, but not limited to, the lithium-ion polymer rechargeable battery technology, patent, technical information, data, and know-how currently in possession by UBI, and the cooperation between the Parties for technical assistance, problem solving, and personnel training. UTI will pay to UBI a bonus in the amount of US$2.5 Million in installment payments in the amount to be decided by the board of directors of UTI after UTI become profitable and before any dividends are paid out. The force and effect of the above Technology Transfer Agreement shall be canceled by either party if UTI cannot be incorporated.

Section 5 General Meeting of Shareholders

Prior written notice of all meetings of shareholders shall be sent to all shareholders at least twenty (20) days prior to the meeting in the case of the Annual General Meeting of Shareholders, and at least twenty (20) days prior to the meeting in the case of a Special Meeting of Shareholders. Such notice shall specify the time and place of the meeting and indicate matters to be resolved in the meeting, together with copies of reports, studies and any other relevant data.

5.1 Transactions regarding any of the following corporate matters shall be performed through resolutions approved by majority votes of shareholders present at a shareholders' meeting attended by shareholders holding and representing at least three-quarters of the total number of issued and outstanding shares under the ROC corporate

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

law.

    1) Liquidation or dissolution of UTI

    2) Merger and acquisition of UTI by another company.

5.2 Transactions regarding any of the following corporate matters shall be performed through resolutions approved by majority votes of shareholders present at a shareholders' meeting attended by shareholders holding and representing at least two-thirds of the total number of issued and outstanding shares under the ROC corporate law.

      Sale, lease, transfer or disposal in any other manner of any substantial part of the assets or business of UTI to any other person, firm or company.

5.3 Other corporate matters shall be decided in accordance with the ROC corporate law.

Section 6 Board of Directors

6.1 The Board of directors shall consist of six (6) members, three (3) of whom shall be nominated by UBI and three (3) of whom shall be nominated by PGT. The Board of Directors shall appoint a chairman who shall have full authority and responsibility for the daily management of UTI. UBI and PGT shall have the equal right to nominate a person for appointment by the Board of Directors as the chairman of UTI. This arrangement shall continue for as long as UTI remains a private joint venture company. The Parties shall approve the necessary increase of the number of Board members for the inclusion of outside, independent directors in the event that UTI shall become a public company.

6.2 If for any reason, a vacancy occurs in the office of a Director nominated by PGT or UBI for any reason, such vacancy shall be filled exclusively by the original party (PGT or UBI) who had nominated such Director.

6.3 The Chairman of the Board of UTI shall externally represent UTI and internally preside at Board meetings and Shareholders Meeting. The Chairman's authority is restricted to those provided by laws and regulations of the ROC and resolutions of the Board of Directors and resolutions of the Shareholders' Meetings. The Chairman has no right to make a final decision if either party has equal votes to different proposals.

6.4 If the decision of the Board cannot be reached due to equality of votes on the Parties, then the Parties shall negotiate for a solution to be reached as a decision of the Board; if no such solution or decision can be reached as between the Parties, then the decision shall be determined through mediation. Each party shall appoint a mediator immediately and these two mediators shall decide on the third mediator. The Parties shall undertake to cause the Board to adopt the resolution in accordance with the any decision by the meeting of mediators.

6.5 The term of office of the Directors shall be three (3) years and each Director is entitled to be nominated for re-election.

6.6 Prior to any meeting of the Board of Directors, written notice shall be sent to each Director, and arriving at least fifteen (15) days prior to the date of the meeting specifying the time and place of the meetings and indicating all matters to be discussed and considered during the meeting together with copies of reports, studies and any other relevant data PROVIDED HOWEVER that such notice may be waived upon the occurrence of urgent circumstances. Any expenses of traveling or lodging in connection with the Board meetings shall be borne by UTI.

6.7 The Board of Directors shall appoint a President who shall have full authority and responsibility for the daily management of UTI. UBI and PGT shall have the equal right to nominate a person for appointment by the Board of Directors as the President of UTI.

6.8 There will be two supervisors in UTI; one is nominated by PGT and the other is by UBI. Supervisors shall have no vote in the UTI's s board meetings.

Section 7 Confidentiality

UBI and PGT hereby expressly agree to be bound that except to the extent legitimately required for the business operation of UTI, they shall not disclose or deliver to any third party any confidential document and technical information of UTI and UBI, provided that this paragraph shall not be applicable in the case of the following:

1) Information which is, at the time of disclosure, already known to the party receiving the same without obligation to keep it confidential;

2) Information which is publicly known; and

3) Disclosure as required by law.

Section 8 Share Transfer

8.1 Unless otherwise agreed in writing by the Parties, UBI and PGT each agrees not to sell the shares of UTI unless all of such shares shall first have been offered to the other Party and at same price offered by a third party to the Party wishing to sell and that such offer to the other Party has been conclusively declined or has been deemed to have been declined. To serve the purpose stated in the immediately preceding Paragraph, either Party of PGT or UBI shall request its investors (who have invested in UTI) to sign a covenant to the other Party to be so bound. As soon as either Party receives such covenant from the investor(s) in the other Party, the other Party is released from the liability imposed upon it as provided in Sub-Section 8.1 with respect to the said investor(s). This Section shall not apply to the share transaction(s) between PGT and its affiliates, where PGT owns more than 5% shares of outstanding shares of such affiliates or such affiliates which own more than 5% of the shares of PGT. This Section shall not be construed to prevent transfer of individual shares to persons or legal entities to the extent required by law. Any offer of share pursuant to this Sub-Section 8.1 shall be made in writing transmitted by registered letter with acknowledgment of receipt by the offeree Party and shall state the number of Shares desired to be transferred and the offering price. Within ninety (90) days after receipt of such offer, the Party receiving the offer shall either accept it or, in the absence of acceptance within such period, shall be deemed to have declined the offer. The right of the offeree Party to accept such offer shall be execrable only if the offeree Party accepts all of the shares so offered. Any offer not so accepted within said ninety (90) day period shall be deemed to have been conclusively declined. Any shares offered pursuant to this Section and have been declined or deemed to have been declined as provided above may be transferred by the offering Party without restriction expect (a) that the transfer be accomplished at a price and on terms no more favorable to the transferee than those offered hereunder to the offeree Party; (b) that any such transfer shall be accomplished within six (6) months after the time when offer of such shares was declined or was deemed to have been declined hereunder; (c) that any such transfer can only be made to a third party whose identity and intended acceptance of the offer had been disclosed to the offeree Party; (d) that the transferee party becomes a party to this Agreement; and (e) subject to terms as set forth in Sub-Section 8.2.

8.2 Any transfer referred to in Sub-Section 8.2 shall be subject to the approval of the Government of the ROC, when and if required; and if necessary the option period shall be extended until such approval is obtained. Any transfer to a third party shall not be deemed completed and final unless the transferring party, prior to the occurrence of the transfer, had caused such third party to expressly agree in writing to be bound by all the terms and conditions of this Agreement as a subscribing party, and upon such transfer the said third party shall assume all the obligations of the transferring Party under this Agreement including the obligations on the transfer of shares as set forth in Sub-Section 8.1 of this Agreement.

8.3 Both UBI and PGT shall waive its rights respectively to acquire new shares to be issued on or about August, 1999 as a result of UTI's increase its capital by US$4.6 million. Both UBI and PGT understand that according to Equity Structure and ROC laws, of the new shares to be issued on or about August, 1999, shares worth US$2.0 million are reserved for acquisition by employees with consideration; shares of US$2.0 million are reserved for employee's compensation and incentive to the extent permitted by law and practice in Taiwan; and shares of US$0.6 million are to be subscribed by Jeffrey Sun with advisory fee paid by UTI .

Section 9

9.1 If within two years from the incorporation of UTI, UTI needs to borrow loans from financial institutions, and if UBI is requested to provide guarantees or collaterals for such loans, PGT shall indemnify UBI against such guarantee or collateral liability within the range of US$10,000,000.

9.2 If UTI increases its paid-in capital, UBI and PGT shall act jointly either to subscribe for new shares or to waive the subscription right, and in the latter case, UTI shall find a proper third party agreeable to UBI and PGT, to subscribe for such new shares.

Section 10 Accounting System and Records

The Parties shall cause UTI to keep true and accurate accounting records of all business transactions and operations and to maintain accounting records and present its financial reports in accordance with generally accepted accounting principles in the ROC.

To the extent permissible by the generally accepted accounting principles of the ROC and the United States of America, the sales revenues of UTI can be entered into the book of UBI at its discretion.

Section 11 Covenants

PGT and its Partners shall not, directly or indirectly, invest in, operate, license, participate in or otherwise support a company or any other business entity which engages in any business that competes against any business engaged in by UTI and UBI during the term of the Agreement and for ten (10) years after the termination thereof.

Section 12 Duration of Agreement

12.1 This Agreement shall continue in full force and effect until UTI is wound up or otherwise cease to exist as separate corporate entity unless early termination occurs pursuant to sub-sections 12.2 or 12.3 of this Section.

12.2 If an official order is made or an effective resolution passed or analogous proceedings are taken for the winding up of UTI (other than for the purposes of amalgamation or reorganization) due to substantial losses of all of the assets or if UTI is unable to pay its debts, a general assignment for the benefit of its creditors has occurred or a receiver or manager has been appointed over all or a substantial part of its undertaking or assets, either of the Parties shall be entitled forthwith to terminate this Agreement by delivery of notice of termination to the other.

12.3 This Agreement shall be terminated automatically in the event that either Party ceases to hold any shares in UTI for any reason except however that in such event this Agreement shall continue to apply as between the other Party and any other person or company who upon transfer of shares has become a party to this Agreement.

12.4 Termination of this Agreement pursuant to this Section shall not release either Party from any other liability which at the time of termination has already accrued to the other Party. Nothing in the immediately proceeding sentence of this Sub-Section shall affect or be construed or operate as a waiver by any Party aggrieved by breach of this Agreement the right to be compensated for any injury or damage resulting therefrom.

12.5 If UTI fails to obtain the governmental approvals by March 31, 1999, the Parties are entitled to extend the said date or cancel this Agreement unless the Parties can reschedule the capital contribution within a reasonable time.

12.6 Within the earlier of either one year after the execution of this Agreement or upon the date on which UTI orders production equipment of a value greater than US $50,000 for the production of the Products, PGT shall be entitled to terminate this Agreement and in such event, (i)700,000 UBI shares owned by UTI shall be returned to UBI without any consideration and free of charge, (ii) the technology transferred to UTI shall be returned to UBI and UTI shall cease from using such technology, (iii) all the UTI's shares owned by UBI shall be transferred to PGT without any consideration and free of charge, and
(iv) PGT shall pay US$1.0 million to UBI. Any fees or taxes arising from the above shall be for the account of PGT.

Section 13 Force Majeure

     If either party (the "Affected Party") shall be prevented from performing or observing any of the provisions of this Agreement due to wars, riots or insurrections, or by strikes, floods, fires, or other disturbances beyond the control of and without the fault of the Affected Party, the obligation of the Affected Party to perform or observe such provision of the Agreement shall be suspended until such event or circumstance or any other such event or circumstances cease to prevent the Affected Party from performing such provision of this Agreement provided that:

1) if the obligation of the Affected Party shall be so suspended for a period of more than 120 days, the other Party may by notice in writing to the Affected Party terminate this Agreement; and

2) the Affected Party shall use its best effort to remedy the effect of such event or circumstances and perform or observe such provision of this Agreement as soon as is practicable.

Section 14 Entire Agreement

14.1 This Agreement contains the entire understanding between the Parties and any prior understanding and/or agreements between the Parties in connection with the subject matter of this Agreement are superseded if they have not been fully expressed herein.

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


14.2 If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement.

Section 15 Notices

     All notices and other communications required or permitted to be given hereunder shall be given in writing (and for these purposes writing includes facsimile, and shall be addressed to the appropriate party at the address of such party set forth below, or at such other address or place as such party may subsequently designate in writing:

UBI:       1350 Route, 88 S., Newark, New York 14513
           Fax: 0021 201 930-1144
           Tel.: 0021 201 930-4900
PGT:       7F-1, No. 67, Tze-You Road, Hsinchu, Taiwan, Republic of China
           Fax: 886-03-534-9539
           Tel: 886-03-542-8475

Section 16 Non-Assignability

The benefit of this Agreement shall be non-assignable by either Party without the prior written consent of the other Party and shall be binding upon each Party until such time as it is replaced by a supplementary agreement.

Section 17 Miscellaneous

17.1 The failure of either Party at any time or times to require performance by the other Party of any provision of this Agreement shall in no way affect the right of such Party to require performance of the same provision or any other provision, and any waiver of claim by either Party with respect to any breach of this Agreement shall not be construed as a waiver of claim against any continuing or succeeding violation of such provision, a waiver of such provision itself or a waiver of any other right under this Agreement.

17.2 ln the event that any provision of this Agreement shall be declared void or unenforceable by any competent authorities or court, other provisions of this Agreement which are capable of severance therefrom, shall remnin remain unaffected.

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

Section 18 Counterparts

This Agreement may be executed in any number of counterparts by the Parties hereto separately; each of which when so executed and delivered shall be deemed an original, and all the counterparts together shall constitute one and the same instrument.

Section 19 Governing Law

This Agreement shall be construed in accordance with the laws of the Republic of China.

The Taiwan Taipei District Court of the Republic of China shall have the exclusive jurisdiction over any matter arising from or in relation to this Agreement.

Section 20 The Definition of Asia

The scope of "Asia" referred to in this Agreement, encompasses ROC, China, Hong Kong, Singapore, South & North Korea, Philippines, Indonesia, Malaysia, Vietnam, Laos, Cambodia, Thailand, Myanmar.

IN WITNESSETH WHEREOF, the Parties have signed this Agreement the day and year first written above.

Ultralife Batteries, Inc. ,           PGT Energy Corporation
                                        Preparatory Office

By: /s/ Bruce Jagid                     By: /s/ Mr. J. F. Hsu
    ---------------                         -----------------
Name: Bruce Jagid                       Name: Mr. J. F. Hsu
Title:   Chairman &                     Title: Chairman
         Chief Executive
         Officer

                                                                    [Appendix I]

List of investors collectively referred to as PGT in this Agreement and their respective and approximate shareholdings

PGT Energy Co., Ltd.                                 30%

Mr. Paul Hsu and his related investors               30%

Mr. R.T. Sun and his related investors               30%

Mr. George Lin and his related investors             10%

                                                                   [Appendix II]

                                Equity Structure

US$40M           Cash - PGT         21.25M       53%
                 Cash - UBI          8.75M       47%
                 Technology-UBI     10.00M
                 Total equity       40.00M       100%

Jan. 99          US$22M ( 1st )     Cash-PGT              16.5M
                                    Technology-UBI         5.5M
                                    Total                 22.0M

            *Technology-UBI shall be less than 25% of total equity.

Feb. 99 1.UTI obtained company license from government
        2.Apply for foreign investment to UBI, transfer US$8.75M cash to UBI for 0.7M restricted shares at @12.5/share

Mar. 99 UBI transfers $8.75M cash to UTI as paid-in capital

May  99          US$18M ( 2nd )    Cash-UBI                8.75M
                                   Technology-UBI          4.50M
                                   Cash-PGT                4.75M
                                   Total                  18.00M

               US$8.75M will be kept in the account of US currency for the procurement of equipment.

Aug. 99          US$4.6M ( 3rd ) 2.0M    Employee-Cash
                                 2.0M    Employee-Compensation & incentive
                                 0.6M    Jeffrey-Compensation
                                 Total    4.6M

      *UTI will pay for free compensation of 2M+0.6M. The paid amount will be used to purchase the shares as above mentioned.

Total closing equity= 1st + 2nd + 3rd = US$44.6M

                                                                  [Appendix III]

                           ARTICLES OF INCORPORATION

                                       OF

                             Ultralife Taiwan, Inc.

                          CHAPTER I GENERAL PROVISIONS

ARTICLE 1: This company shall be incorporated as a company limited by shares under the Company Law of the Republic of China (hereinafter the "R.O.C."), and its name shall be [Chinese translation of Ultralife Taiwan, Inc.] in Chinese, and Ultralife Taiwan, Inc. in English.

ARTICLE 2:        The scope of business of the Company shall be as follows:

                  1. To engage in the manufacture, distribution, sales, and research and development of lithium-ion solid polymer rechargeable batteries ("the Products").

                  2. To provide customers with design, engineering, installation, test, construction, technical consultation and after sales services related to the Products and accessories.

                  3.    To import and  export of the  Products  accessories  and
                        related    materials,    omponents   and   manufacturing
                        equipment.

ARTICLE 3: The Company shall have its headquarters in the Science-Based Industrial Park, Hsinchu (or Tainan), Taiwan, R.O.C. When deemed necessary, branches may be set up at appropriate locations within or outside the territory of the R.O.C. upon resolution of the Board of Directors and approval of the competent authorities.

ARTICLE 4: The method of public announcements shall be made in accordance with Article 28 of the Company Law of the R.O.C.

                               CHAPTER II SHARES

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

ARTICLE 5: The authorized capital of the Company shall be in the amount of US$40,000,000.00, which is divided into shares of common shares with a par value of NT$ 10 each.

ARTICLE 6: All of the share certificates of the Company shall be signed by and sealed with the chops of not less than three Directors of the Company and duly attested to by the competent institution of issuance and registration before their issuance.

ARTICLE 7: A shareholder whose share certificates are lost or destroyed shall immediately notify the Company in writing and follow all necessary procedures for such loss as prescribed by relevant regulations issued by competent authorities from time to time.

ARTICLE 8: For the purpose of transfer of shares, both the transferor and the transferee shall fill out, sign and affix their chops on, the application forms prepared by the Company, and only after the transferee's name and domicile have been entered into the roster of the shareholders shall the transfer of shares be deemed valid as against the Company.

ARTICLE 9: All shareholders shall file their specimens of chops (hereinafter "registered chops") with the Company as identification for the purposes of receiving their dividends and bonuses and exercising their rights as shareholders.

ARTICLE 10: A shareholder who has lost his registered chop shall immediately notify the Company in writing and follow all necessary procedures for such loss as prescribed by relevant regulations issued by competent authorities from time to time.

ARTICLE 11: Registration for transfer of shares shall be suspended during the one month period immediately preceding the calling of Annual Shareholders' Meeting, or the fifteen-day period immediately preceding the calling of a Special Shareholders' Meeting, or the five-day period immediately preceding the base date on which bonuses, interest or dividends are to be allocated.

                        CHAPTER III SHAREHOLDERS' MEETING

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ARTICLE 12:       Shareholders'  Meeting of the  Company  are of two kinds:  (a)
                  Annual General Meeting of Shareholders and (2) Special Meeting of Shareholders.

                  Annual General Meeting of Shareholders shall be called by the Board of Directors within six (6) months after the closing of each fiscal year.

                  Special Meeting of Shareholders shall be called by the Board of Directors whenever necessary, or by proposal of the shareholder who has held three percent (3%) or more of the total issued and outstanding shares of the Company for at least one year, or by the supervisor of the Company as he/she may deem necessary.

                  Both Annual and Special Shareholders' Meetings shall as a principle be held within the territory of the R.O.C.

ARTICLE 13: Written notice for the calling of a Shareholders' Meeting shall be given to all shareholders at least twenty (20) days in advance in case of both Annual Meeting of Shareholders or Special Meeting of Shareholders. The time and place of the meeting and matters to be resolved in the meeting, together with copies of reports, studies and other relevant data shall be specified in the notice.

ARTICLE 14: Resolutions of Shareholders' Meetings shall be adopted, except as otherwise required by law or provided in Article 15 hereof, at Shareholders' Meetings attended by shareholders representing at least fifty percent (50%) of the total issued and outstanding shares of the Company and with more than fifty percent (50%) of the total number of votes represented at such Meetings in favor of the resolution.

ARTICLE 15: The following corporate matters shall be performed through resolutions approved by majority votes of shareholders present at a shareholders' meeting attended by shareholders holding and representing at least three-quarters of the total number of issued and outstanding shares under the ROC corporate law:

                  1) Liquidation or dissolution of UTI.

                  2) Merger and acquisition of UTI by another company.

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

ARTICLE 15: The following corporate matters shall performed through resolutions approved by majority votes of shareholders present at a shareholders' meeting attended by shareholders holding and representing at least two-thirds of the total number of issued and outstanding shares under the ROC corporate law:

                  Sale, lease, transfer or disposal in any other manner of any substantial part of the assets or business of UTI to any other person, firm or company.

ARTICLE 16: Each shareholder shall be entitled to one vote for each share he/she holds, provided, however, that for any shareholder who holds more than three percent (3%) of the total issued and outstanding shares of the Company, his votes attributable to the shares in excess of the said percentage shall be discounted by one percent (1%).

ARTICLE 17: A shareholder may by issuing a Power of Attorney appoint a proxy to attend and exercise his/her rights at a Shareholders' Meeting on his/her behalf in accordance with Article 177 of the Company Law of the R.O.C.

ARTICLE 18: Shareholders' Meeting shall be presided by the Chairman of the Board of Directors, provided that in the event of his/her absence, one of the directors of the Company shall preside in his/her place in accordance with Article 208 of the Company Law of the R.O.C.

ARTICLE 19: Minutes of Shareholders' Meetings shall be prepared and signed by the chairman of such meetings and distributed to all shareholders within fifteen (15) days of the meetings. The minutes shall be kept in the Company together with the attendance lists and powers of attorney.

                         CHAPTER IV BOARD OF DIRECTORS

ARTICLE 20: This Company shall have six (6) directors and two (2) supervisors. The directors and supervisors shall be elected from shareholders over twenty (20) years of age. The number of shares held by each director or supervisor shall not be less than the amount prescribed by the relevant regulations issued by competent authorities.

                  The term of office of the Directors or Supervisors shall be three (3) years and each Director or Supervisor is entitled to be re-elected. Each

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                  Director or Supervisor  holds office until his successor takes office or until is resignation or removal.

ARTICLE 21: The directors shall form the Board of Directors which shall have the following functions:

                  1. To design and realize the Company's business policy within the frame prescribed by the shareholders.

                  2.    To propose profit allocation or loss coverage.

                  3.    To propose capital increase/decrease.

                  4. To review and finalize major and material rules and contracts.

                  5. To appoint and remove the Company's President who shall have full authority and responsibility for the daily management of the Company.

                  6.    To prepare budgets and final financial statement.

                  7. To fulfill other functions provided by the Company Law of the R.O.C. or resolutions of Shareholders' Meetings.

                  8.    To approve any material corporate action.

                        The Board of Directors  Shall  fulfill its  functions by
                        resolution   adopted  at  a  meeting  of  the  Board  of
                        Directors pursuant to Article 23 hereof.

ARTICLE 22: By a majority of votes of the first meeting of the Board of Directors of each term of newly elected Board of Directors, one Chairman shall be elected from among the directors. The Chairman shall, subject to the directions and policies made by the Board of Directors, have responsibility and all necessary powers and authorities to carry out such duties as may be prescribed by the Company Law of the R.O.C. and Board of Directors, provided that in the event of his/her absence, one of the directors of the Company shall preside in his/her place in accordance with Article 208 of the Company Law of the R.O.C.

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

ARTICLE 23: Except the first meeting of the Board of Directors of each term of newly elected Board of Directors which shall be called by the director who received the largest number of votes, meetings of Board of Directors shall be called by the Chairman of the Board. Resolutions shall be adopted, except as otherwise required by law, by a majority of votes of meetings of Board of Directors. Meeting of Board of Directors shall be held within the territory of the R.O.C. unless otherwise agreed to by and among all the directors.

ARTICLE 24: Except the first meeting of the Board of Directors of each term of newly elected Board of Directors which shall be called within fifteen (15) days after the new directors are elected, meetings of Board of Directors shall be called by giving fifteen (15) days' prior written notice specifying the time and place of the meetings and indicating all matters to be discussed and considered during the meeting together with copies of reports, studies, and any other relevant data, PROVIDE HOWEVER that such notice may be waived upon the occurrence of urgent circumstances.

ARTICLE 25: Meetings of the Board of Directors shall be held no less than once a year.

ARTICLE 26: A director may, by written authorization, appoint another director to be his/her proxy to attend and exercise his/her rights at a meeting of Board of Directors on his/her behalf in accordance with Article 205 of the Company Law of the R.O.C.

ARTICLE 27: Minutes of meetings of the Board of Directors shall be prepared and signed by the chairman of such meetings and distributed to all directors within fifteen (15) days of the meeting. The minutes shall be kept in the Company together with the attendance lists and powers of attorney.

ARTICLE 28: Meeting of the Board of Directors shall be presided by the Chairman of the Board, provided that in the event of his/her absence, one of the directors of the Company shall preside in his/her place in accordance with
                        Article 208 of the Company Law of the R.O.C.

ARTICLE 29: The supervisor may, at any time, examine the business and financial condition of the Company, inspect the corporate books, records and documents including the annual financial statements and reports referred

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

                        to a Shareholders' Meeting by the Board of Directors, and request the Board of Directors to submit reports thereon. In performing any of such acts, the supervisor may, at the cost of the Company, retain a certified public accountant to review and audit the books, records and any documents pertaining to the matters under his/her examination or inspection.

ARTICLE 30: Each Supervisor may attend the meetings of the Board of Directors but shall not be entitled to vote.

ARTICLE 31: The Board of Directors may appoint or remove by a resolution the President of the Company.

ARTICLE 32: The President of the Company shall have responsibility and all necessary powers and authorities to supervise, manage and administer the operation and affairs of the Company in accordance with the laws and regulations of the R.O.C., the Articles of Incorporation of the Company, and directions and policies prescribed by the Board of Directors.

                              CHAPTER V ACCOUNTING

ARTICLE 33: The fiscal year of the Company shall be from January 1 of each year to December 31 of that year.

ARTICLE 34: After the close of each fiscal year, the Board of Directors of the Company shall prepare the following documents and submit them for examination and approval by the supervisor at least thirty (30) days prior to the date fixed for the Regular Shareholders' Meeting:

                        1. annual report on business operation

                        2. annual balance sheet

                        3. annual property inventory

                        4. annual statement of profit and loss

                        5. annual statement of change of shareholders' equity

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

                        6. cash flow statement

                        7. annual proposals concerning  allocation of profits
                           or coverage of losses for the approval by the shareholders in the Shareholders' meeting.

                        Annual financial reports and statements shall be audited and certified by a Certified Public Accountant and one English version shall be in addition sent to UBI.

 ARTICLE 35: Unless otherwise required by law, ten percent (10%) of the after-tax net profit of the Company of each fiscal year shall be set aside as legal reserve after having been first applied to covering for losses of the previous fiscal year. Up to fifteen percent (15%) of the after-tax net profit the Company shall be set aside as employees' bonus. Any remainder shall then be allocated according to resolutions adopted by the Shareholders' Meeting. No further amount shall be set aside as legal reserve when the total accumulated legal reserve has reached an amount which is equal to the total capital of the Company. ARTICLE 36: The rates of remuneration of the directors and supervisors shall be determined by resolution of the Shareholders' Meeting.

 ARTICLE 37:            The  organizational and operational rules of the Company
                        shall  be   separately   determined   and   provided  by
                        resolution of the Board of Directors.

 ARTICLE 38: Any matters not otherwise provided for herein shall be governed by the Company Law of the R.O.C.

 ARTICLE 39: The Company may provide services as a guarantor in connection with businesses of the Company.

 ARTICLE 41:            These Articles of Incorporation were duly promulgated on
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